Michael Wellesley-Wesley President and Chief Executive Officer (631) 845-2000	Jerry Kieliszak Senior Vice President and Chief Financial Officer (631) 845-2000

CHYRON REPORTS THIRD QUARTER 2006 RESULTS

MELVILLE, N.Y. - November 8, 2006 - Chyron Corporation (OTCBB: CYRO) announced that for its third quarter ended September 30, the Company generated net income of $0.2 million on revenues of $6.4 million. For the first nine months of 2006 the Company reported net income of $1.3 million on revenues of $19.9 million.

Third quarter revenues of $6.4 million were $0.1 million lower than the comparable prior year's quarter. Third quarter revenues included approximately $0.3 million in sales from the Company's ChyTV product line. Revenues of $19.9 million for the first nine months were $1.6 million or nine percent higher than the $18.3 million reported for the first nine months of 2005.

Gross margins for the third quarter improved to 70 percent compared to 60 percent in last year's comparable quarter, and for the nine months improved to 68 percent compared to 61 percent for the same period in 2005. The gross margin increases resulted from lower material costs driven by greater interchangeability of components across product lines and, as a result, the ability to purchase in greater quantities at larger discounts.

Operating expenses of $4.4 million for the third quarter were $0.9 million higher than the $3.5 million incurred in the third quarter of 2005, primarily due to $0.3 million increased spending on product development in both the broadcast graphics and ChyTV product lines, $0.2 million from the adoption of a new accounting standard in 2006 that requires expensing of stock options, $0.3 million from increased trade show and other marketing costs and $0.1 million in legal and other consulting costs. Operating expenses of $12.2 million for the nine months were $1.1 million higher than the prior year period primarily due to $0.8 million increased spending on product development and $0.3 million in stock options expense.

Net income per share for the third quarter was $0.00 as compared to the $0.01 for the third quarter of 2005, whereas net income per share for the nine months was $0.03 as compared to $0.00 for the prior year's nine month period.

Michael Wellesley-Wesley, Chyron President and CEO, commented, "When viewed in the context of our 2006 business plan Chyron's third quarter performance is acceptable. After the strong revenue and earnings rebound we experienced in the second quarter, our third quarter performance reflects order slippage and revenue deferral pending customer acceptance. Yet we are ahead of our profits plan for the first nine months of 2006 and expect a strong fourth quarter performance. Overall we continue to expect that the second half of 2006 will show revenue increases over the first half of 2006 as well as the comparable prior year period.

"Some significant events took place in the third quarter that underpin our conviction that real progress continues to be achieved. Gross margins expanded to 70 percent as compared to 60 percent in last year's comparable quarter. International revenues were $2.0 million versus $1.1 million in the second quarter of 2006 and $1.5 million in the third quarter of 2005. Quarterly ChyTV sales exceeded $0.3 million for the first time. We launched the first of our new mobile TV and channel branding products at a very successful IBC tradeshow in September and won a number of major technology awards. More importantly we are experiencing strong interest in these products which will have meaningful impact on revenues in 2007 if not sooner. All remaining convertible debenture debt was converted to restricted common stock at the end of the quarter, leaving only a bank term loan balance of less than one million dollars, the lowest debt level that the Company has had in over fifteen years. Most crucially for our future we continued to attract and hire a number of talented software engineers and a senior product manager."

At September 30, 2006, the Company had cash on hand of $4.4 million and working capital of $5.0 million. For the nine months ended September 30, cash of $2.9 million was provided by operating activities, $0.6 million was used by investing activities and $0.3 million was used in financing activities (primarily repayments on the Company's bank term loan). Shareholders' equity grew to $3.7 million at September 30, 2006, through earnings as well as the conversion of all remaining convertible debentures into restricted common shares in September, which had the effect of increasing shareholders' equity by $2.7 million.

Webcast of Earnings Conference Call

Chyron Corporation management will host a conference call on Thursday, November 9, 2006, at 12:00 pm Eastern time, to review the quarter's results. This call will be broadcast live over the Internet simultaneously and may be accessed at www.chyron.com or www.earnings.com. Web participants are encouraged to go to either website at least 15 minutes prior to the start of the call to register, download, and install any necessary audio software. The online archive will be available shortly after the conclusion of the call and continue for seven days.

Chyron Corporation

With unwavering clarity of vision, Chyron continues to define and dominate the world of broadcast graphics. Winner of numerous awards, including two Emmys, Chyron has proven itself as the undisputed leader in the industry. From the entry-level MicroX to the HD/SD-switchable HyperX with Lyric PRO, Chyron's exceptional product line brings unmatched, 2D and 3D graphics creation and performance to the most demanding studio and mobile operations. Rounding out Chyron's graphics offerings are still and clip servers, channel branding and telestration systems, MOS newsroom integration solutions and the award-winning WAPSTR mobile phone newsgathering application. The ChyTV product line leverages Chyron's broadcast expertise with video graphics devices for microcasting and digital displays. Chyron holds a patent on technology that enables the integration of live television graphics data with a broad range of interactive media platforms and consumer electronics devices. Chyron has a unique, 40-year history of service and support for its products that far exceeds that of most manufacturers. For more information about Chyron products and services, please visit the company web sites at www.chyron.com and www.chytv.com (OTC BB:CYRO.OB).

Forward-looking Statement

From time to time, including in this press release, the Company may publish forward-looking statements relating to such matters as anticipated financial performance, business prospects, technological developments, changes in the industry, new products, research and development activities and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company's actual results to differ materially from the anticipated results or other expectations expressed in the Company's forward-looking statements. The risks and uncertainties that may affect the operations, performance, development and results of the Company's business include, without limitation, the following: product concentration in a mature market, dependence on the emerging digital market and the industry's transition to DTV and HDTV, consumer acceptance of DTV and HDTV, resistance within the broadcast or cable industry to implement DTV and HDTV technology, use and improvement of the Internet, new technologies that could render certain Chyron products to be obsolete, a highly competitive environment, competitors with significantly greater financial resources, new product introductions by competitors, seasonality, fluctuations in quarterly operating results, ability to maintain adequate levels of working capital, the viability of the OTC Bulletin Board as a trading platform and expansion into new markets.

- Tables Follow -

CHYRON CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005

Net sales	$ 6,448	$ 6,564	$19,872	$18,321
Gross profit	4,519	3,940	13,470	11,225
Operating expenses:
Selling, general and administrative	3,345	2,737	9,274	8,954
Research and development	1,075	719	2,921	2,128
Total operating expenses	4,420	3,456	12,195	11,082
Operating income	99	484	1,275	143
Interest and other income (expense), net	58	(28)	50	(132)
Net income	157	456	1,325	11

Net income per common share -
basic and diluted:	$ .00	$ .01	$ .03	$ .00

Weighted average number of common and
common equivalent shares outstanding:
Basic	41,542	41,352	41,442	41,341
Diluted	44,572	41,659	43,721	41,608

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(Dollars in thousands)

	September 30,	December 31,
	2006	2005
Assets:
Cash and cash equivalents	$ 4,367	$ 2,331
Accounts receivable, net	3,348	4,613
Inventories, net	3,224	2,492
Other current assets	268	283
Total current assets	11,207	9,719
Non-current assets	939	659
Total assets	$12,146	$10,378

Liabilities and shareholders' equity (deficit):
Current liabilities	$ 6,229	$ 6,255
Non-current liabilities	2,190	4,716
Total liabilities	8,419	10,971

Shareholders' equity (deficit)	3,727	(593)
Total liabilities and shareholders' equity (deficit)	$12,146	$10,378